UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

Safeguard Scientifics, Inc.
(Exact Name of registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

150 N. Radnor Chester Rd., STE F-200 Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 610-293-0600

Not applicable

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($.10 par value)	SFE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2021, Safeguard Scientifics, Inc. (the “Company”) entered into an employment agreement (the “Salzman Agreement”) with Eric Salzman. The Salzman Agreement, which becomes effective on January 1, 2022, provides for the terms and conditions of Mr. Salzman’s continued employment with the Company as the Company’s Chief Executive Officer. The Salzman Agreement amends and restates in its entirety the employment agreement previously entered into between the Company and Mr. Salzman on October 1, 2020 (the “Prior Employment Agreement”). The Prior Employment Agreement is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2020.

Pursuant to the terms of the Salzman Agreement, Mr. Salzman will continue to serve as Chief Executive Officer for a term ending on December 31, 2022 (the “Term”) on substantially similar terms as the Prior Employment Agreement.

Under the terms of the Salzman Agreement, Mr. Salzman will receive an annual base salary equal to $500,000. In addition, Mr. Salzman is entitled to receive under the Company’s 2014 Equity Compensation Plan (the “Plan”), which is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 25, 2014: (i) a restricted stock award of 60,000 shares of the Company’s common stock, which will vest and become payable ratably on a monthly basis over the Term, subject to Mr. Salzman’s continued employment (the “Restricted Stock Grant”); and (ii) a restricted stock unit grant representing a right to receive 80,000 shares of the Company’s common stock, which will vest if certain performance criteria are achieved, subject to Mr. Salzman’s continued employment (the “Performance Unit Grant”). The Restricted Stock Grant and Performance Unit Grant include dividend or dividend equivalent rights (as applicable) which will accrue and/or become payable when the underlying shares are vested or no longer subject to forfeiture, as applicable. Mr. Salzman will also be eligible to participate in the Company’s welfare and benefit plans generally available to the Company’s executive employees.

The Salzman Agreement provides that if Mr. Salzman is terminated without “Cause” (as defined in the Salzman Agreement) or resigns for “Good Reason” (as defined in the Salzman Agreement), Mr. Salzman will be paid an amount equivalent to the unpaid portion of his base salary which would have been payable for the remainder of the Term. Any shares subject to the Restricted Stock Grant and the Performance Unit Grant awarded prior to Mr. Salzman’s termination date and not previously vested and paid will vest upon Mr. Salzman’s termination without Cause or for Good Reason. Any shares subject to the Restricted Stock Grant and the Performance Unit Grant awarded prior to a Change of Control (as defined in the Plan) and not previously vested and paid will vest in the event of Change of Control. The Company will also pay the cost of COBRA continuation coverage for Mr. Salzman with respect to medical insurance, less such co-payment amount payable by him under the terms of the Company’s medical insurance program as in effect on the date of such termination, for the balance of the Term.

The summary description of the Salzman Agreement contained in this Current Report on Form 8-K is not complete and is qualified in its entirety by, and should be read in conjunction with, the complete text of the Salzman Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, dated December 21, 2021, by and between the Company and Eric Salzman.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Date: December 21, 2021	/s/ G. Matthew Barnard
Name: G. Matthew Barnard
Title: General Counsel

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